EXHIBIT 23.1

KPMG LLP Chartered Accountants 2700 205 - 5th Avenue SW Calgary AB T2P 4B9	Telephone (403) 691-8000 Telefax (403) 691-8008 Internet www.kpmg.ca

 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of Pengrowth Energy Corporation

We consent to the use of our reports dated February 28, 2012, with respect to the annual financial statements of Pengrowth Energy Corporation which comprise the balance sheets as at December 31, 2011, December 31, 2010 and January 1, 2010 the statements of income, shareholders’ equity and cash flow for the years ended December 31, 2011 and December 31, 2010, and notes, comprising a summary of significant accounting policies and other explanatory information, and the effectiveness of internal control over financial reporting as of December 31, 2011, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Chartered Accountants
Calgary, Canada
April 23, 2012

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